Exhibit 99.1




FOR IMMEDIATE RELEASE





                    XO Concludes $200 Million Rights Offering

     Chairman Carl Icahn Purchases in Excess of 7 million Shares in Offering





Reston, VA -- (January 6, 2004) -- XO Communications, Inc. (XOCM) announced today that it has concluded its $200 million rights offering of 40 million shares of common stock at $5.00 per share. Preliminary figures show that approximately 39.7 million shares were purchased in the offering, yielding gross proceeds to XO of approximately $198.6 million. As stated in the offering materials, all of the proceeds will be used to reduce XO's outstanding debt. As soon as the figures and certain regulatory matters have been finalized, XO will distribute the shares purchased by those exercising rights.



Carl Grivner, XO's Chief Executive Officer, stated, "XO is extremely pleased at the results of the rights offering." Mr. Grivner noted that the Company had been given a large vote of confidence by its largest stockholder, Carl Icahn, whose companies purchased over 7 million shares for over $35 million. " Mr. Grivner went on to say, "I remain confident that XO Communications will yield significant value and provide quality services for businesses. Our unrivaled network assets and strong balance sheet help to demonstrate XO's commitment to meeting the communications needs of businesses in both the near and long term. The investor confidence evidenced by the rights offering provides additional motivation to aggressively implement our business plan on all fronts." Mr. Icahn's entities will own in excess of 62% of XO's outstanding common stock after distribution of the rights shares.



The rights offering was mandated in the Company's Chapter 11 plan of reorganization pursuant to which it emerged from bankruptcy approximately one year ago.


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About XO Communications

XO Communications is a leading broadband telecommunications services provider offering a complete portfolio of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.



XO Communications has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO Communications currently offers facilities-based broadband telecommunications services within and between more than 60 markets throughout the United States.



The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing XO's expected future operations and results of operations, XO's ability to increase sales, XO's ability to continue to implement effective cost containment measures, and XO's estimate of the length of time that its cash and marketable securities will fund its operations. Management cautions the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q.



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For additional information contact:

Dawnyielle Downes/XO Communications
Media and Industry Analyst
703-547-2682 - office
703-675-3450 - cell